EXHIBIT 99.1

For Immediate Release

Contact:                          Willing L. Biddle, CEO or
John T. Hayes, CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

URSTADT BIDDLE PROPERTIES INC.
ANNOUNCES APPOINTMENT OF
STEPHAN A. RAPAGLIA, CHIEF OPERATING OFFICER

GREENWICH, CONNECTICUT.  December 17, 2013 – Urstadt Biddle Properties Inc. ("Company") (NYSE: UBA and UBP) today announced that Stephan A. Rapaglia, Senior Vice President, Assistant Secretary and Real Estate Counsel, has been appointed Chief Operating Officer of the Company, effective January 1, 2014.

Mr. Rapaglia joined the Company in 2008 as Vice President and Real Estate Counsel and subsequently was elected Assistant Secretary in 2009 and Senior Vice President in 2012.  Prior to joining the Company, Mr. Rapaglia practiced law in the private sector.  Mr. Rapaglia is a graduate of Amherst College and Pace University School of Law.

Commenting on Mr. Rapaglia's appointment, Willing L. Biddle, President and CEO said, "The appointment of Stephan Rapaglia as Chief Operating Officer completes the realignment of executive duties at the Company that began with the Board's decision in June to separate the roles of Chairman and CEO.  After temporarily handling the responsibilities of both CEO and COO, I am delighted to welcome Stephan as Chief Operating Officer.  Since joining the Company in 2008, he has demonstrated outstanding ability in handling a wide range of assignments and is exceptionally well qualified to carry out the responsibilities of COO."

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust which owns or has equity interests in 63 properties containing approximately 4.7 million square feet of space.  Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties. It has paid 176 consecutive quarters of uninterrupted dividends to its shareholders since its inception and has raised total dividends to its shareholders for the last 20 consecutive years.